Exhibit 99.1
Cash Systems, Inc. Announces Director Resignation
Las Vegas, January 16, 2008, — Cash Systems, Inc. (NASDAQ: CKNN), a provider of cash access solutions for the gaming industry, today announced the resignation of one of its Directors, Don Kornstein. Mr. Kornstein, who has served on the board of directors since 2006, resigned his position with the Company to devote more time to other business interests.
“I enjoyed contributing as a board member to Cash Systems’ progress. I believe the company has a bright future based on exciting technology that has the potential to transform the cash access industry,” said Don Kornstein.
Michael Rumbolz, Chairman and Chief Executive Officer of Cash Systems, said, “We appreciate Don’s hard work and advice and we wish him well in his future endeavors.”
About Cash Systems, Inc.
Cash Systems, Inc., located in Las Vegas, with additional offices in San Diego and Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.
This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10K and 10Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.
Contacts:
Don Duffy/Brian Prenoveau
Integrated Corporate Relations
203-682-8200